Exhibit 99.1

Investor Contact:           Media Contact:
Bob Connors, CFO            Nathan Tinker
Fiberstars, Inc.            Antenna Group (for Fiberstars)
440-715-1300                (203) 229-0358

        FIBERSTARS REPORTS RECORD $1.3 MILLION EFO(TM) SALES FOR Q3 2006

SOLON, Ohio--November 14, 2006--Fiberstars, Inc. (Nasdaq: FBST), the global leader in commercial fiber optic lighting, today announced financial results for the third quarter of 2006.

Total net sales for the third quarter of 2006 were $6,808,000, an 11% decrease over third quarter 2005 net sales of $7,638,000. The loss for the quarter was $2,125,000 ($0.19 per share), which compares to the loss in the same period of 2005 of $2,074,000 ($0.25 per share). Net sales for the nine month period ending September 30, 2006 were $19,845,000 compared to $22,102,000 for the same nine month period in 2005, a decline of 10% primarily due to lower pool lighting product sales in the first nine months of 2006. The loss for the first nine months of 2006 was $6,866,000 ($0.60 per share) compared to a loss of $3,887,000 ($0.50 per share) for the same period in 2005.

Third quarter sales for Fiberstars EFO, the company's flagship product, were $1,346,000, nearly three times sales of $454,000 for the same quarter of 2005 and 43% higher than EFO sales for the second quarter of 2006. EFO sales for the first nine months of 2006 were $2,547,000, more than two times sales of $1,220,000 for the first nine months of 2005.

"Our new energy efficient lighting products sold well in the third quarter. The record EFO sales were aided by strong EFO sales from Europe along with the completion of additional milestones shipped under the Department of Defense ship install contract with the Navy." said John Davenport, CEO of Fiberstars. "Also in the third quarter as part of this contract, we developed our first EFO LED product - a berth light for Navy ships.

"In total, we had $555,000 of sales in commercial LED products in the third quarter and $1,542,000 in commercial LED sales for the first nine months. Fiberstars LEDs, now more efficient than many incandescent alternatives, are providing considerable energy savings to our customers. In 2007 we plan add Fiberstars LEDs to EFO as a second energy efficient product sales category."

"Partially offsetting the decline in our traditional pool product sales is growth in our newest product line, WPC control systems. The WPC controllers reduce power consumption at the pump, heater, and lights while giving pool owners advanced controls over their pool environment. Sales in Q3 were $154,000 and are at $549,000 for the year. This product was not for sale in 2005."

"We used $600,000 in cash in the third quarter, considerably less than in the 1st half of 2006, and has us on track to use around $8 million in cash for the fiscal year," Mr. Davenport noted. "For 2007, we expect EFO/LED sales to be within an $8 million to $12 million range."

Fiberstars management will host a conference call on Tuesday, November 14, 2006 at 11:30 a.m. EST (8:30 a.m. PST) to review the third quarter 2006 financial results and other corporate events, followed by a Q & A session. Dialing 1-800-507-9434 (US Canada) or 1-706-634-5544 (International/Local) can access the call. The conference ID number is 1111826. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.fiberstars.com in the Investor Relations area of the site or by going to http://www.mkr-group.com. A replay of the conference call will be available the day after the call for the following 7 days by dialing 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International/local) and entering the following pass code: 1111826. Also, an instant replay of the conference call will be available over the Internet at http://www.fiberstars.com as of November 15, 2006 and will remain available for one year in the Investor Relations area of the site or by going to http://www.mkr-group.com.

ABOUT FIBERSTARS, INC.

Fiberstars, Inc., (NASDAQ: FBST) is the leading supplier of fiber optic lighting and the world's only supplier of EFO, a lighting technology which is more efficient than conventional electric lamps. Fiberstars products are designed, manufactured and marketed for the commercial lighting, sign and swimming pool, and spa markets. Fiberstars fiber optic lighting provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Customers include supermarket chains, retail stores, fast food restaurants, theme parks and casinos, hotels, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The Company has additional offices in Pleasanton, CA, New York City, United Kingdom and Germany. For more information, see www.fiberstars.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the goals and business outlook for 2006 and thereafter, future pool market sales, the expected growth of and percentage of the company to be represented by EFO or LED's, expected product development and introductions, expected overall sales growth and profitability, expected cash utilization and expected benefits, revenues and products from the Department of Defense Navy contract. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company's future include, but are not limited to, a slowing of the U.S. and world economy and its effects on Fiberstars' markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

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

                                FIBERSTARS, INC.
                                    CONDENSED
                           CONSOLIDATED BALANCE SHEETS
                             (amounts in thousands)

                                                          SEPTEMBER 30      DECEMBER 31,
                                                              2006              2005
                                                         --------------    --------------
                                                           (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                            $        3,319    $        5,554
    Short-term investments                                       14,597            18,024
    Accounts receivable trade, net                                5,338             6,287
    Inventories, net                                              7,880             7,852
    Prepaid and other current assets                                635               879
                                                         --------------    --------------
        Total current assets                                     31,769            38,596

Fixed assets, net                                                 5,861             3,422
Goodwill, net                                                     4,206             4,135
Other assets                                                        ---                56
                                                         --------------    --------------
        Total assets                                     $       41,836    $       46,209
                                                         ==============    ==============

LIABILITIES
Current liabilities:
    Accounts payable                                     $        2,952    $        2,623
    Accrued liabilities                                           1,900             3,924
    Short-term bank borrowings                                    1,897               389
                                                         --------------    --------------
        Total current liabilities                                 6,749             6,936
Long-term bank borrowings                                         2,130             1,089
                                                         --------------    --------------
        Total liabilities                                         8,879             8,025
                                                         --------------    --------------

SHAREHOLDERS' EQUITY
Common stock                                                          1                 1
Additional paid-in capital                                       53,399            52,452
Unearned stock-based compensation                                   ---              (397)
Accumulated other comprehensive income                              337                41
Accumulated deficit                                             (20,780)          (13,913)
                                                         --------------    --------------
        Total shareholders' equity                               32,957            38,184
                                                         --------------    --------------
        Total liabilities and shareholders' equity       $       41,836    $       46,209
                                                         ==============    ==============

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

                                FIBERSTARS, INC.
                                    CONDENSED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (amounts in thousands except per share amounts)
                                   (unaudited)

                                                            THREE MONTHS                   NINE MONTHS
                                                        ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                                   ----------------------------    ----------------------------
                                                       2006            2005            2006            2005
                                                   ------------    ------------    ------------    ------------
Net sales                                          $      6,808    $      7,638    $     19,845    $     22,102
Cost of sales                                             4,772           4,680          13,879          13,679
                                                   ------------    ------------    ------------    ------------
        Gross profit                                      2,036           2,958           5,966           8,423
                                                   ------------    ------------    ------------    ------------
Operating expenses:

    Research and development                                630             639           1,521           1,516
    Sales and marketing                                   2,280           2,611           7,132           7,319
    General and administrative                            1,303             766           3,918           2,324
    Restructure Expense                                      98             904             734           1,102
                                                   ------------    ------------    ------------    ------------
        Total operating expenses                          4,311           4,920          13,305          12,261
                                                   ------------    ------------    ------------    ------------
             Loss from operations                        (2,275)         (1,962)         (7,339)         (3,838)
Other income (expense):
    Other income/(expense)                                    6             (11)             19              10
    Interest income/(expense)                               177             (11)            351               4
                                                   ------------    ------------    ------------    ------------

        Profit (loss) before income taxes                (2,092)         (1,984)         (6,969)         (3,824)
Benefit from (provision for) income taxes                   (33)            (90)            103             (63)
                                                   ------------    ------------    ------------    ------------
        Net loss                                   $     (2,125)   $     (2,074)   $     (6,866)   $     (3,887)
                                                   ============    ============    ============    ============

Net loss per share - basic and diluted             $       (.19)   $       (.25)   $       (.60)   $       (.50)
                                                   ============    ============    ============    ============

Shares used in computing net loss per share -
   basic and diluted                                     11,371           8,169          11,362           7,782
                                                   ============    ============    ============    ============

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